                                                                  EX-3.(i)(t)

                            ARTICLES OF INCORPORATION
                                       OF
                           ST. JOHNS NEWSPAPERS, INC.

      1. The name of the corporation is "St. Johns Newspapers, Inc."

      2. The number of shares that the corporation is authorized to issue is 5,000 shares of common stock.

      3. The post office address of the corporation's initial registered office is 100 Shockoe Slip, 3rd Floor, Richmond, Virginia 23219, located in the City of Richmond, Virginia, and the name of the corporation's initial registered agent at the aforesaid office is Charles W. Laughlin, who is a resident of Virginia and a member of the Virginia State Bar.

June 6, 1996

                                    ST. JOHNS NEWSPAPERS, INC.


                                    By:
                                       --------------------------------
                                       Alison V. Fauls, Incorporator

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                               ARTICLES OF MERGER
                                       OF
                           CLINTON DISTRIBUTION, INC.
                                      INTO
                           ST. JOHNS NEWSPAPERS, INC.

      1. The plan of merger ("Plan of Merger") pursuant to which Clinton Distribution, Inc., a corporation organized under the laws of the State of Michigan ("Clinton"), will merge into St. Johns Newspapers, Inc., a corporation organized under the laws of the Commonwealth of Virginia (the "Surviving Corporation"), which will be the surviving corporation, is attached hereto and made a part hereof as Exhibit A.

      2. The Plan of Merger was duly adopted by the unanimous consent of all of the directors of Clinton and the Surviving Corporation.

      3. In accordance with Section 13.1-719.A of the Code of Virginia (1950), as amended, shareholder approval was not required by Clinton or the Surviving Corporation because the Surviving Corporation owns one hundred percent (100%) of the outstanding shares of all of the stock of Clinton, and the Surviving Corporation waives the mailing requirement.

                                    ST. JOHNS NEWSPAPERS, INC., a
                                      Virginia corporation


                                    By:
                                       --------------------------------
                                       Alan R. Brill, President
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                                                                       EXHIBIT A

                                 PLAN OF MERGER

      1. This is the plan of merger pursuant to which CLINTON DISTRIBUTION, INC., a corporation organized under the laws of the State of Michigan (the "Merging Corporation"), shall be merged into ST. JOHNS NEWSPAPERS, INC., a corporation organized under the laws of the Commonwealth of Virginia (the "Surviving Corporation").

      2. The Surviving Corporation owns all of the outstanding stock of the Merging Corporation.

      3. Effective as of date of issuance of a certificate of merger by the State Corporation Commission of Virginia (the "Effective Date"):

            (a) the Merging Corporation shall be merged into the Surviving Corporation;

            (b) the name of the Surviving Corporation shall continue to be St. Johns Newspapers, Inc.; and

            (c) each then outstanding share of capital stock of the Merging Corporation shall be cancelled. Each shareholder of the Merging Corporation shall upon the Effective Date surrender each certificate representing a share or shares of the Merging Corporation to the Secretary of the Surviving Corporation, and until such surrender and cancellation shall have been accomplished, each outstanding certificate representing issued and outstanding shares of the capital stock of the Merging Corporation shall be deemed for all corporate purposes to be null and void and of no force and effect.